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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF DE BRAUW BLACKSTONE WESTBROEK N.V.]


James Hardie N.V.
World Trade Center
Strawinskylaan 749
1077 XX Amsterdam
The Netherlands

Lieke E. Stroeve-Hoge -- kandidaat-notaris
Telephone: (020) 57 71 549
Telefax: (020) 57 71 775
E-mail: regerritsen@dbbw.nl
Amsterdam, 23 February 1999

Dear Sirs:

Re: James Hardie N.V. Registration under the Securities Act of 1933, as amended, of up to 8,625,000 common shares in the share capital of James Hardie, N.V.

I have acted in the name of De Brauw Blackstone Westbroek N.V., as legal counsel in respect of the law of the Netherlands to James Hardie N.V., a limited liability company incorporated under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands (the "Company"), and to RCI Netherlands Holdings B.V., a private company with limited liability incorporated under the laws of the Netherlands with its corporate seat in Amsterdam, the Netherlands (the "Selling Shareholder"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Act") by the Company of up to 8,625,000 common shares, in the share capital of the Company (the "Shares"), pursuant to the Registration Statement (as defined below). The Shares are to be sold by the Selling Shareholder.





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For the purpose of this opinion I have examined the following documents:

     an official copy of the deed of incorporation of the Company (the "Deed of Incorporation") and the text of the articles of association of the Company as most recently amended by deed of amendment passed on October 22, 1998, according to the Extract (as defined below)(the "Articles of Association"), both as filed with the Chamber of Commerce and Industry in Amsterdam, the Netherlands (the "Chamber of Commerce");

     an extract from the trade register regarding the Company dated 22 February, 1999, provided by the Chamber of Commerce and confirmed to me to be unchanged in all respects material for rendering this opinion by telephone by the Chamber of Commerce on the date hereof (the "Extract");

     a resolution adopted by the managing board (bestuur) of the Company on September 15, 1998 (the "Managing Board Resolutions");

     a resolution of the general meeting of shareholders (algamene vergadering van aandeelhouders) of the Company on October 22, 1998 (the "Minutes");

     the shareholders register of the Company (the "Shareholders Register");

     an official copy of an executed notarial deed of issue dated October 22, 1998, in respect of the issue of 45,000,000 Shares (the "Deed of Issue");

     a copy of a registration statement on Form F-1 (Registration No. 33-63649) as filed with the Securities and Exchange Commission on September, 1998, as amended by amendment No. 1 dated October 15, 1998, amendment No. 2 dated November 27, 1998 and amendment No. 3 dated February 8, 1999 (the "Registration Statement"), including a U.S. prospectus (the "Prospectus");

and such other documents as I have deemed necessary to enable me to render this opinion.

My examination has been limited to the text of the documents.

The Managing Board Resolution and the Minutes are hereinafter together referred to as the "Resolutions".

For the purpose of this opinion I have made the following assumptions:

     all signatures on original documents are the genuine signatures of the persons purported to have executed the same and all copies (in whatever form) conform to the originals;









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    the Resolutions are in full force and effect and have not been revoked, amended or nullified on the date hereof;

    the statements in the Shareholders Register that the nominal value of each of the Shares and any premium agreed upon at any time have been paid up are correct;

    the Resolutions are not contrary to standards of reasonableness and fairness (redelijkheid en billijkheid) or good faith (goede trouw) to be observed by a Dutch legal entity and those persons who are, pursuant to the law or the articles of association of such legal entity, involved in its organization.

I have not investigated the law of any jurisdiction other than the Netherlands and I do not express an opinion on the law of any jurisdiction other than the Netherlands. I only express an opinion on matters of the law of the Netherlands as it stands and has been published as at the date of this opinion. No opinion is expressed on any taxation matters.

Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the law of the Netherlands and this opinion should be read and understood accordingly.

Based upon the foregoing (including the documents listed above and the assumptions set out above) and subject to any facts, circumstances, events or documents not disclosed to me in the course of my examination referred to above, I am, at the date hereof, of the following opinion:

1. The Company has been duly incorporated and is validly existing under the laws of the Netherlands as a legal entity in the form of a limited liability company (naamloze vennootschap).

2. The Shares have been duly authorized and validly issued in accordance with the laws of the Netherlands and the provisions of the Articles of Association applicable thereto and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as amended, and to the reference to De Brauw Blackstone Westbroek N.V. in the Prospectus included in the Registration Statement, as amended, under the heading "Legal Matters" in such Prospectus.




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In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MARTIN VAN OLFFEN
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Martin van Olffen












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